Bowne & Co., Inc.
55 Water Street
212/658-5858
Fax: 212/658-5871

News Release

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-658-5858 bill.coote@bowne.com	Kate O’Brien Director, Corporate Communications 212-658-5812 kate.obrien@bowne.com

For Immediate Release

MARCIA J. HOOPER JOINS BOWNE & CO., INC. BOARD OF DIRECTORS

NEW YORK, December 14, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced that its Board of Directors unanimously elected Marcia J. Hooper a Director of the Company. Hooper is the 12th member of the Board.

“Marcia brings a wide range of experience and perspective,” said Bowne President and Chief Operating Officer, Dave Shea. “We’re pleased to have her onboard.”

Hooper has served as a partner at Castile Ventures, a US-based venture capital firm, since 2002. Prior to that, she was a partner at Advent International, Viking Capital and Ampersand Ventures/Paine Webber Ventures. She began her career at IBM in marketing.

“I’m honored to join the Bowne Board of Directors,” Hooper said. “Bowne is a recognized leader in its marketplace with a stellar reputation. I’m looking forward to being a part of the team.”

Hooper’s appointment takes effect immediately. In accordance with Bowne’s bylaws, she will serve an initial term until the Company’s next Annual Meeting on May 24, 2007, at which time she will be eligible for a three-year term.

Hooper received her Bachelor of Science degree in chemistry and mathematics from Brown University. She also earned a Master of Arts degree in chemistry from Columbia University and a Master of Business Administration degree from the Harvard Graduate School of Business.

About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

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